UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 5, 2008

Transbotics Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-18253	56-1460497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3400 Latrobe Drive Charlotte, NC	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (704) 362-1115

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01     Notice of Delisting

The Company has made a decision to reduce Company expenses associated with its existing SEC reporting requirements and proposed future cost relating to section 404 and, as such, the Company’s board of directors has approved the filing of a Form 15 within five business days of this release. Such filing will immediately suspend the Company’s reporting obligations while its proxy obligations as well as certain other SEC rules will remain in effect for 90 days. The Company presently trades on the OTC Bulletin Board under the ticker symbol “TNSB”. Once the Form 15 is filed, the stock will no longer be qualified to be publicly traded and Transbotics will essentially become a private company. The Company intends to issue to its shareholders a proxy statement regarding the Nova-Tech Engineering, LLC transaction to purchase all the assets of Transbotics and the deal terms during such 90 day period (see section 8.01 below).

Item 8.01     Other Events

Transbotics announced it signed a Letter of Intent to sell substantially all of its assets to Nova-Tech Engineering, LLC (“Nova-Tech”).The cash price was not disclosed.  In addition, Nova-Tech will assume substantially all of the Company’s liabilities at closing. The Letter of Intent provides for an immediate working capital loan to the Company of $500,000; should the transaction not be consummated, the loan is required to be paid back within ten days.     The completion of the transaction will be dependent upon, among other things, satisfactory due diligence, negotiation and execution of a definitive agreement and the approval of the Company’s shareholders.

Item 9.01     Financial Statements and Exhibits

(c) Exhibits

Exhibit 99.1: Copy of press release announcing Letter of Intent and intention to go dark

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSBOTICS CORPORATION

Date:	August 5, 2008	/s/ Claude Imbleau
Claude Imbleau
Chief Financial Officer